Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS

FISCAL 2014 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on April 3, 2014, at 11:00 a.m. EDT

Financial and Operational Highlights

•	Enrollment by headcount decreased 3.6% over the prior-year period to 11,081 students as of February 28, 2014.

•	FY 2014 third quarter total revenue was $31.7 million, compared to $32.1 million in the prior-year period. The Company’s academic segment’s revenue was $31.2 million in the FY 2014 third quarter, compared to $31.8 million in the prior-year period, as a result of decreased enrollment, which was primarily driven by weaker market demand among National American University’s targeted student demographic, and was partially offset by the 3.5% tuition increase that went into effect during the fall 2013 quarter.

•	FY 2014 third quarter net income attributable to the Company was $1.1 million, compared to $1.6 million in the prior-year period. FY 2014 third quarter EBITDA was $3.5 million, compared to $4.4 million in the prior-year period.

•	The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 28, 2014, which will be paid on or about April 11, 2014.

•	Balance sheet at February 28, 2014, included cash and cash equivalents and investments of $31.9 million; working capital of $25.6 million; no outstanding lending debt; and stockholders’ equity of $50.7 million.

Rapid City, South Dakota, April 2, 2014 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its FY 2014 third quarter and nine months ended February 28, 2014.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “During the FY 2014 third quarter, we began the process of renegotiating contracts with our lead generators and are pleased to report that we were able to reduce the cost of lead generation by 15%-20%. Enrollment for the winter 2014 term declined 3.6% to 11,081 students, which was a result of weaker student retention and persistence. We are working on measures to improve student retention, such as joining the Higher Learning Commission’s Persistence and Completion Academy, and continue to develop the capabilities of our enrollment counselors. With these efforts, we expect enrollments will return to the positive growth rates we have seen over recent years in the second half of FY 2015. The enrollment decrease for the winter 2014 term affected revenues for the FY 2014 third quarter, while increased educational services and SG&A expenses associated with our admissions efforts and addition of our doctoral programs impacted our bottom line for the period. We have continued to monitor our revenue projections and cost structure, and recently completed a second round of salary reductions resulting in cost savings of an additional $1.7 million annually. While we remain mindful of our financial position and move forward with our strategic initiatives, our students and the quality of our academic programming and support will always be our first priority.”

Operating Review

NAU currently leases 37 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. Several sites operate as hybrid learning centers in strategic geographic locations. These centers utilize physical facilities through which the university provides face-to-face support services as students participate in select, traditional classroom courses while completing their remaining coursework online.

Of NAU’s 37 locations, the following sites are pending regulatory approvals:

•	Roueche Graduate Center in Austin, TX

•	Houston, TX

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April 2, 2014

Enrollment Update

Total NAU student enrollment for the winter term of 2014 decreased 3.6% to 11,081 students from 11,489 during the prior winter term. Students enrolled in 95,377 credit hours compared to 99,694 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 28, 2014, and February 28, 2013, by degree level and by instructional delivery method:

	February 28, 2014		February 28, 2013
	No. of Students	% of Total	No. of Students	% of Total
Graduate	397	3.6%	414	3.6%
Undergraduate and Diploma	10,684	96.4%	11,075	96.4%

Total	11,081	100.0%	11,489	100.0%

	February 28, 2014		February 28, 2013
	No. of Students	% of Total	No. of Students	% of Total
Online	6,767	61.1%	6,946	60.5%
On-Campus	2,504	22.6%	2,610	22.7%
Hybrid	1,810	16.3%	1,933	16.8%

Total	11,081	100.0%	11,489	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.6% of revenues for the quarter ended February 28, 2014.

Fiscal 2014 Third Quarter Financial Results

•	Total revenues for the FY 2014 third quarter were $31.7 million, compared to $32.1 million in the same period last year. The academic segment’s total revenue was $31.2 million, compared to $31.8 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which impacted the number of credit hours and book sales during the period, and was driven by weaker market demand among NAU’s targeted student demographic. The decrease in academic segment revenues was partially offset by the 3.5% tuition increase that became effective in September 2013.

•	For the FY 2014 third quarter, educational services expense was $7.2 million, or 23.2% of the academic segment’s total revenue, compared to $7.0 million, or 22.2%, for the FY 2013 third quarter, primarily due to increased expenses associated with the addition of NAU’s doctoral programs. The increase in cost of educational services as a percentage of total revenue was the result of fixed facility costs on lower revenues.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

•	During the FY 2014 third quarter, SG&A expenses were $21.3 million, or 67.3% of total revenues, compared to $20.7 million, or 64.4%, in the prior-year period. The increase was primarily a result of higher admissions and marketing expenses related to hiring new admissions advisors and implementing new software tools to maximize productivity. The Company also incurred additional costs related to the new doctoral programs, as well as increased rent and depreciation expenses for the new locations.

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April 2, 2014

•	Income before income taxes and non-controlling interest for the FY 2014 third quarter was $1.8 million, compared to $2.7 million for the same period last year. This decrease was largely due to the reasons mentioned above.

•	Net income attributable to the Company for the FY 2014 third quarter was $1.1 million, or $0.04 per diluted share based on 25.1 million shares outstanding, compared to $1.6 million, or $0.06 per diluted share based on 25.6 million shares outstanding, in the prior-year period. EBITDA for the FY 2014 third quarter was $3.5 million, compared to $4.4 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

FY 2014 Nine Months Financial Results

•	Total revenues for the first nine months of FY 2014 were $95.8 million, compared to $96.0 million in the prior-year period. The academic segment’s total revenue was $94.5 million, compared to $95.2 million in the prior-year period as a result of decreased enrollment during the fall 2013 and winter 2014 terms, which was partially offset by the previously mentioned tuition increase of 3.5%. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

•	NAU’s educational services expense for the first nine months of FY 2014 remained relatively flat at $21.8 million, or 23.1% of the academic segment’s total revenue, compared to $21.7 million, or 22.8%, in the prior-year period.

•	During the first nine months of FY 2014, SG&A expenses were $65.1 million, or 68.0% of total revenues, compared to $61.5 million, or 64.0%, in the prior-year period. The increase was primarily due to increased expenses related to the hiring of additional admissions and support staff to maintain the quality of academic programs at newer locations. SG&A for the first nine months of FY 2014 was also impacted by one-time expenses related to the Company’s ongoing efforts to streamline operations.

•	Income before income taxes and non-controlling interest for the first nine months of FY 2014 was $3.5 million, compared to $7.1 million in the prior-year period. This decrease was largely due to higher SG&A expenses.

•	Net income attributable to the Company during the first nine months of FY 2014 was $2.2 million, or $0.09 per diluted share based on 25.1 million shares outstanding, compared to $4.3 million, or $0.17 per diluted share based on 25.6 million shares outstanding, in the prior-year period.

•	The Company’s EBITDA for the first nine months of FY 2014 was $8.7 million, compared to $12.0 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/28/2014	5/31/2013	% Change
Cash and Cash Equivalents/Investments	$31.9	$31.9	0.0%
Working Capital	25.6	23.8	7.2%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	50.7	50.8	-0.3%

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 28, 2014, to be paid on or about April 11, 2014.

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April 2, 2014

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on April 3, 2014, at 11:00 a.m. EDT.

The dial-in numbers are:

(877) 407-9078 (U.S.)

(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q3-2014.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed on August 2, 2013, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com

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April 2, 2014

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28, 2014 AND FEBRUARY 28, 2013

(In thousands except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
REVENUE:
Academic revenue	$29,469	$29,546	$87,702	$87,541
Auxiliary revenue	1,702	2,229	6,792	7,649
Rental income — apartments	283	280	851	824
Condominium sales	220	0	440	0

Total revenue	31,674	32,055	95,785	96,014

OPERATING EXPENSES:
Cost of educational services	7,234	7,045	21,835	21,695
Selling, general and administrative	21,325	20,658	65,090	61,465
Auxiliary expense	1,028	1,443	4,696	5,035
Cost of condominium sales	192	0	386	0
(Gain) loss on disposition of property	(3)	3	(73)	63

Total operating expenses	29,776	29,149	91,934	88,258

OPERATING INCOME	1,898	2,906	3,851	7,756

OTHER INCOME (EXPENSE):
Interest income	72	25	122	89
Interest expense	(168)	(287)	(567)	(792)
Other income — net	35	21	115	76

Total other expense	(61)	(241)	(330)	(627)

INCOME BEFORE INCOME TAXES	1,837	2,665	3,521	7,129
INCOME TAX EXPENSE	(710)	(1,048)	(1,397)	(2,798)

NET INCOME	1,127	1,617	2,124	4,331
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(10)	(18)	26	(31)

NET INCOME ATTRIBUTABLE TO NATIONAL
AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,117	1,599	2,150	4,300
OTHER COMPREHENSIVE (LOSS) INCOME —
Unrealized losses on investments, before tax	(9)	(9)	(16)	(44)
Reclassification to earnings of realized losses	0	11	0	21

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX	(9)	2	(16)	(23)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,108	$1,601	$2,134	$4,277

Basic net earnings attributable to National American University Holdings, Inc.	$0.04	$0.06	$0.09	$0.17
Diluted net earnings attributable to National American University Holdings, Inc.	$0.04	$0.06	$0.09	$0.17
Basic weighted average shares outstanding	25,108,559	25,582,842	25,086,144	25,578,043
Diluted weighted average shares outstanding	25,114,875	25,592,903	25,088,575	25,582,767

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April 2, 2014

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF FEBRUARY 28, 2014 AND CONDENSED

CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2013

(In thousands except share data)

	February 28, 2014	May 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,740	$11,130
Available for sale investments	15,133	20,748
Student receivables — net of allowance of $507 and $870 at February 28, 2014 and May 31, 2013, respectively	2,495	3,628
Other receivables	296	722
Income tax receivable	0	122
Deferred income taxes	1,264	1,353
Prepaid and other current assets	2,373	841

Total current assets	38,301	38,544

Total property and equipment—net	43,882	44,944

OTHER ASSETS:
Condominium inventory	927	1,778
Land held for future development	312	312
Course development — net of accumulated amortization of $2,329 and $2,066 at February 28, 2014 and May 31, 2013, respectively	1,053	1,107
Note receivable - tenant improvements	1,329	0
Deposit on property and equipment	150	0
Other	1,347	1,397

Total other assets	5,118	4,594

TOTAL	$87,301	$88,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$197	$66
Accounts payable	3,622	5,403
Dividends payable	1,133	1,004
Student accounts payable	1,201	1,067
Income taxes payable	120	0
Deferred income	406	195
Accrued and other liabilities	6,068	6,966

Total current liabilities	12,747	14,701

DEFERRED INCOME TAXES	5,224	5,720

OTHER LONG-TERM LIABILITIES	6,527	6,479

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	12,152	10,394

COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,170,286 issued and 25,111,908 outstanding as of February 28, 2014; 28,090,269 issued and 25,047,086 outstanding at May 31, 2013)	3	3
Additional paid-in capital	58,859	57,656
Retained earnings	11,369	12,610
Treasury stock, at cost (3,058,378 shares at February 28, 2014 and 3,043,183 at May 31, 2013)	(19,416)	(19,359)
Accumulated other comprehensive income (loss), net of taxes—unrealized gain (loss) on available for sale securities	(9)	7

Total National American University Holdings, Inc. stockholders’ equity	50,806	50,917

Non-controlling interest	(155)	(129)
Total equity	50,651	50,788

TOTAL	$87,301	$88,082

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The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended February 28,		Nine Months Ended February 28,
	2014	2013	2014	2013
	(dollars in thousands)
Net Income attributable to the Company	$1,117	$1,599	$2,150	$4,300
(Income) Loss attributable to non-controlling interest	10	18	(26)	31
Interest Income	(72)	(25)	(122)	(89)
Interest Expense	168	287	567	792
Income Taxes	710	1,048	1,397	2,798
Depreciation and Amortization	1,611	1,436	4,734	4,165

EBITDA	$3,544	$4,363	$8,700	$11,997

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.